Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Rodman and Renshaw Capital Group, Inc. on Form S-1 Amendment No. 2 (File No. 333-144684) of our report dated May 10, 2007, with respect to our audits of the consolidated financial statements of Rodman & Renshaw Holding, LLC and Subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005, and the nine months ended December 31, 2004, which report appears in the Prospectuses, which are part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” and “Selected Historical Consolidated Financial Data” in such Prospectuses.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, New York
October 11, 2007